Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ON ASSIGNMENT, INC.,

On Assignment, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on June 23, 2014 (the “Certificate of Incorporation”).

SECOND: The Board of Directors of the Corporation duly adopted a resolution setting forth and declaring advisable the amendment of Article I of the Certificate of Incorporation so that, as amended, such Article shall read as follows:

“The name of this Corporation is ASGN Incorporated.”

THIRD: The foregoing amendment to the Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: This Certificate of Amendment shall become effective as of 12:02 a.m. Eastern Time on April 2, 2018.

FIFTH: All other provisions of the Certificate of Incorporation, as currently on file with the Secretary of State of Delaware, shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its undersigned duly authorized officer, this 15th day of March, 2018.

By:	/s/ Jennifer Hankes Painter
Name: Jennifer Hankes Painter Title: SVP, Chief Legal Officer and Secretary